EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Communications Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)(3)	Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.05 per share	Other	42,457,058	$2.34	$99,349,516	0.0000927	$9,209.70
Fees Previously Paid	Equity	Common Stock, par value $0.05 per share	Other	42,457,058	$2.34	$99,349,516
						Total Fees Previously Paid:		$9,209.70
						Net Fee Due:		$0.00

(1)       Represents the shares of common stock, $0.05 par value per share (the “common stock”) of Communications Systems, Inc. (“Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus included in the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)       At 5:00 p.m. Central Time on March 18, 2022, the Registrant effected a reverse stock split of its common stock at a ratio of 1-for-4 (the “Reverse Stock Split”). The filing fee was paid in full on February 22, 2022, prior to the effective time of the Reverse Stock Split. Accordingly, share amounts in this exhibit do not give effect to the Reverse Stock Split.

(3)       Includes (a) 200% of the 9,411,764 shares of the Registrant’s common stock that may be issued upon conversion of the Registrant’s Series A convertible preferred stock at an initial conversion price of $3.40 per share, (b) 200% of the 9,411,764 shares of the Registrant’s common stock that may be issued upon the exercise of warrants at an initial exercise price of $3.40 per share, and (c) an aggregate 4,810,002 shares of the Registrant’s common stock to be issued in the merger that may be sold to the selling shareholders pursuant to stock transfer agreements dated January 24, 2022.

(4)       Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the Registrant’s shares of common stock on February 15, 2022, as reported on the Nasdaq Global Market.